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                                                                    Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and Preferred Unit
Distributions:

                                    First Three
                                     Quarters           Fiscal Year
                                    ------------  ----------------------------
                                    2000   1999   1999  1998  1997  1996  1995
                                    -----  -----  ----  ----  ----  ----  ----
                                               (in millions)
Income (loss) from operations
 before income taxes..............  $(154) $(152) $240  $174  $ 83  $ (8) $(75)
  Add (deduct):
  Fixed charges...................    362    356   518   415   364   283   206
  Capitalized interest............     (4)    (4)   (7)   (4)   (1)   (3)   (5)
  Amortization of capitalized
   interest.......................      4      4     6     6     5     7     6
  Net gains (losses) related to
   certain 50% or less owned
   affiliate......................     (2)     2    (6)   (1)   (1)    1     2
  Minority interest in
   consolidated affiliates........     11     13    21    52    31     6     2
                                    -----  -----  ----  ----  ----  ----  ----
  Adjusted earnings...............  $ 217  $ 219  $772  $642  $481  $286  $136
                                    =====  =====  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and
   amortization of deferred
   financing costs................  $ 315  $ 325  $469  $335  $288  $237  $178
  Dividends on convertible
   preferred securities of
   subsidiary trust...............    --     --    --     37    37     3   --
  Distributions on preferred
   limited partner units..........     16      1     6   --    --    --    --
  Portion of rents representative
   of the interest factor.........     31     30    43    43    39    33    17
  Debt service guarantee interest
   expense of unconsolidated
   affiliates.....................    --     --    --    --    --     10    11
                                    -----  -----  ----  ----  ----  ----  ----
  Total fixed charges and
   preferred unit distributions...  $ 362  $ 356  $518  $415  $364  $283  $206
                                    =====  =====  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges
 and preferred unit
 distributions....................    --     --   1.49  1.54  1.32  1.01   --
Deficiency of earnings to fixed
 charges and preferred unit
 distributions....................  $ 145  $ 137   --    --    --    --     70

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